Exhibit 99.6

JOINT FILING AGREEMENT

Pursuant to and in accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each party hereto hereby agrees to the joint filing, on behalf of each of them, of a single statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $0.001 per share, of GlobalOptions Group, Inc., and that this agreement shall be filed as an exhibit to such Schedule 13D. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of this 30th day of September, 2013.

WALKER DIGITAL, LLC

By:	/s/ Jay S. Walker
Name: Jay S. Walker
Title: Authorized Person

JSW INVESTMENTS, LLC

By:	/s/ Jay S. Walker
Name: Jay S. Walker
Title: Sole Member

/s/ Jay S. Walker
Jay S. Walker